Filed Under Rule 424(b)(3), Registration Statement No. 333-221261
Pricing Supplement Number 466 Dated Monday, January 29, 2018
(To: Prospectus Dated November 1, 2017 and Prospectus Supplement Dated November 3, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FF50	[]	100%	2.000%	[]	Fixed	3.300%	MONTHLY	02/15/2030	03/15/2018	$3.39	Yes	Senior Unsecured Notes

Redemption Information:Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, January 29, 2018 through Monday, February 5, 2018
Trade Date: Monday, February 5, 2018 @12:00 PM ET
Settlement Date: Thursday, February 8, 2018
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Incapital, LLC, Citigroup, J.J.B. Hilliard, W.L. Lyons, Inc., Wells Fargo Advisors, RBC Capital Markets
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 1, 2017